Exhibit 23.1

Independent Registered Public Accounting Firm Consent

  The Board of Directors
  AMERIGROUP Corporation:

     We consent to the incorporation by reference in the registration statement (No. 333-37410) on post effective amendment No. 1 to Form S-1 and in the registration statement (No. 333-109134) on Form S-8 of AMERIGROUP Corporation of our reports dated February 25, 2005, with respect to the consolidated balance sheets of AMERIGROUP Corporation as of December 31, 2004 and 2003, and the related consolidated income statements and statements of stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, which reports appear in the December 31, 2004 annual report on Form 10-K of AMERIGROUP Corporation.

/s/ KPMG, LLC
Norfolk, Virginia
March 7, 2005